Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OM Asset Management plc:

We consent to the incorporation by reference in the registration statement (No. 333-207781) on Form S-3 and the registration statement (No. 333-199253) on Form S-8 of OM Asset Management plc and subsidiaries of our reports dated February 27, 2018, with respect to the consolidated balance sheets of OM Asset Management plc and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of OM Asset Management plc and subsidiaries.

/s/ KPMG LLP
Boston, MA
February 27, 2018